EXHIBIT 99.3
                                  ------------

                   AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT
                   ------------------------------------------

      This AMENDMENT NO. 2 is made as of the 3rd day of May, 2002 (the "Amendment") by and between Kevin Kimberlin Partners, L.P., a Delaware limited partnership ("KKP"), The Immune Response Corporation, a Delaware corporation ("Seller"), and Oshkim Limited Partnership ("Oshkim").

      WHEREAS, Seller, KKP and Oshkim entered into that certain Note Purchase Agreement dated as of November 9, 2001, as amended by Amendment No. 1 to Note Purchase Agreement dated as of February 14, 2002 (the "Agreement").

      WHEREAS, Seller proposes to issue and sell Additional Securities to Oshkim and Oshkim wishes to purchase Additional Securities (as defined in the Agreement) from Seller.

      WHEREAS, the parties desire to amend the Agreement as set forth below.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby amend the Agreement and agree as follows:

      1. Effective as of the date of this Amendment, the Agreement is hereby amended as follows:

          a. The third recital is hereby amended to substitute "$4,000,000" for "$2,000,000".

            b Section 6.2(a) is hereby amended to add a new last sentence which shall read in its entirety as follows:

                "Notwithstanding the foregoing, Seller and Oshkim acknowledge and accept that as of the date of Amendment No. 2 to this Agreement Seller does not have reserved and available out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock for the purpose of issuing Common Stock upon the exercise in full of the Warrants issued to Oshkim on May 3, 2002. Seller shall promptly take all corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for reserving and making available shares of Common Stock issuable upon the exercise in full of the Warrants issued to Oshkim on May 3, 2002."


      2. Except as specifically provided herein, the Agreement, as originally executed by the parties thereto and as amended hereby, shall remain in full force and effect.

      3. Any defined terms not defined herein shall have the respective meanings set forth in the Agreement.

      4. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      5. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.


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





      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                    KEVIN KIMBERLIN PARTNERS, L.P.


                                    By:________________________________________
                                          Name:________________________________
                                          Title:_______________________________

                                    OSHKIM LIMITED PARTNERSHIP


                                    By:________________________________________
                                          Name:________________________________
                                          Title:_______________________________




                                    THE IMMUNE RESPONSE CORPORATION


                                    By:________________________________________
                                          Name:________________________________
                                          Title:_____________________________








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